EXHIBIT 22

                   SUBSIDIARIES OF THE COMPANY


Name                                       State of Incorporation

Acumenics Research & Technology, Inc.                    Maryland

Aerospace Sciences, Inc.                                 Virginia

Engineering and Information Services, Inc.               Virginia

Hadron - CPD, Inc.                                       Virginia

P.E.N. Acquisition Corporation                           Virginia

Performance Engineering Network, Inc.                    Virginia

SyCom Services, Inc.                                     Delaware

Telcom International, Inc. (inactive)                    Delaware

Applied Graphics Corporation (inactive)                  Maryland

Compulaser, Inc. (inactive)                              Delaware

Digitcom, Inc. (inactive)                                    Ohio

G. E. Boggs and Associates, Inc. (inactive)              Maryland